Exhibit No. 10.2

July 25, 2022

The Pennant Group, Inc.
1675 E. Riverside Drive, Suite 150
Eagle, Idaho 83616

Attn: Daniel H Walker

    Re: Amendment to Restricted Stock Unit Agreement

Dear Daniel,

You and The Pennant Group, Inc. (the “Company”) entered into a Restricted Stock Unit Agreement (the “RSU Agreement”) on October 1, 2019, pursuant to which the Company granted you 1,192,842 restricted stock units (“RSUs”) under the Company’s 2019 Omnibus Incentive Plan. Section 4(a) of the RSU Agreement provides that 100% of the RSUs will vest on the third anniversary of the consummation of the Company’s spin-off from The Ensign Group, Inc., which will occur on October 1, 2022 (the “Vesting Date”).

In connection with your upcoming resignation as Chief Executive Officer of the Company as of August 1, 2022, you and the Company hereby agreed to amend the RSU Agreement such that you will forfeit 250,000 RSUs subject to the award in exchange for the acceleration of the Vesting Date to July 31, 2022. Except for the amendments set forth in the previous sentence, the RSU Agreement remains in full force and effect, including, without limitation, the RSU settlement schedule set forth in Section 5(a)(i), which will be applied to the 942,842 RSUs that remain subject to the award.

This letter agreement may be executed by you and the Company in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Please sign where indicated below to acknowledge and agree to the terms of this letter agreement.

                        THE PENNANT GROUP, INC.

                        By:/s/DEREK BUNKER_______________
                         Name: Derek Bunker________________
                         Title: Executive Vice President ______

On behalf of the Compensation Committee of the Board of Directors

ACCEPTED AND AGREED:

/s/DANIEL H WALKER_____________
Daniel H Walker
Chairman and Chief Executive Officer